UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  11/30/2004

Wells Real Estate Fund IV, L.P.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-20103

GA	581915128
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

As a matter of background, on or about March 12, 2004, a putative class action complaint (the "Original Complaint") relating to Wells Real Estate Fund I, a public limited partnership offered for sale from 1984 through 1986 ("Wells Fund I"), was filed by four limited partners holding B units in Wells Fund I ("plaintiffs") against Wells Fund I, Leo F. Wells, III, and Wells Capital, Inc. ("Wells Capital"), the general partners of Wells Fund I, as well as Wells Investment Securities, Inc. ("WIS"), and Wells Management Company, Inc. ("Wells Management"), the property manager of the Registrant (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04-A-2791 2). Mr. Wells is also one of the general partners of Wells Real Estate Fund IV, L.P. (the "Registrant"); Wells Capital is the general partner of Wells Partners, L.P., which is the other general partner of the Registrant; and Wells Management is the property manager for the Registrant. The plaintiffs filed the Original Complaint purportedly on behalf of all limited partners holding B units of Wells Fund I as of January 15, 2003. The Original Complaint alleged, among other things, that (a) during the offering period (September 6, 1984 through September 5, 1986), the general partners of Wells Fund I, WIS, and Wells Fund I negligently and fraudulently made false statements and material omissions in connection with the initial sale of the B units to investors of Wells Fund I by making false statements and omissions in sales literature relating to the distribution of net sale proceeds to holders of B units; (b) the general partners of Wells Fund I and Wells Fund I negligently and/or fraudulently misrepresented and/or concealed disclosure of, among other things, alleged discrepancies between such statements and provisions in the partnership agreement for a period of time in order to delay such investors from taking any legal, equitable or other action to protect their investments in Wells Fund I; (c) Mr. Wells and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners; and (d) the general partners of Wells Fund I and Wells Fund I breached fiduciary duties to the limited partners. On June 3, 2004, the Court granted the plaintiffs' motion to permit voluntary dismissal, and the Original Complaint was dismissed without prejudice.

On or about November 24, 2004, a second putative class action complaint (the "Complaint") was filed by the plaintiffs against Wells Fund I, the general partners of Wells Fund I, and Wells Management (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04A-13051 6). The Mr. Wells, Wells Capital and Wells Management were served with the Complaint on or about November 30, 2004. The plaintiffs filed the Complaint purportedly on behalf of all limited partners holding B units of Wells Fund I as of January 9, 2002. The Complaint alleges, among other things, that the general partners of Wells Fund I breached their fiduciary duties to the limited partners by, among other things, (a) failing to timely disclose alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; (b) engaging in a scheme to fraudulently conceal alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; and (c) not accepting a settlement offer proposed by a holder of A units and a holder of A and B units in certain other litigation naming Wells Fund I as a defendant, in which other litigation the court subsequently granted summary judgment in favor of Wells Fund I. The Complaint also alleges that misrepresentations and omissions in an April 2002 consent solicitation to the limited partners caused that consent solicitation to be materially misleading. In addition, the Complaint alleges, among other things, that the general partners of Wells Fund I and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners relating to a waiver of deferred management fees.

The plaintiffs seek, among other remedies, the following: judgment against Wells Capital and Mr. Wells, jointly and severally, in an amount to be proven at trial; punitive damages; disgorgement of fees earned by the general partners of Wells Fund I directly or through their affiliates; a declaration that the consent obtained as a result of an April 2002 consent solicitation is null and void; enforcement of an alleged contract arising out of the June 2000 consent solicitation to waive Wells Management's deferred management fees; and an award to plaintiffs of their attorneys' fees, costs and expenses. The Complaint states that Wells Fund I is named only as a necessary party defendant and that the plaintiffs seek no money from or relief at the expense of Wells Fund I. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, an adverse outcome could adversely affect the ability of Wells Partners, L.P. and Mr. Wells to fulfill their duties as the general partners of the Registrant.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Fund IV, L.P.

Date: December 09, 2004.	By:	/s/ Douglas P. Williams
Douglas P. Williams
Senior Vice President of Wells Capital, Inc., corporate general partner of Wells Partners, L.P., general partner of the Registrant